press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	December 1, 2011		716-687-4225

MOOG ANNOUNCES NEW CHIEF EXECUTIVE

East Aurora, NY, Moog Inc. (NYSE: MOG.A and MOG.B) announced today that its Board of Directors has elected John Scannell to be Chief Executive Officer. Robert T. Brady, who has been Chairman and Chief Executive Officer, will continue in the role of Executive Chairman. The Board also elected Gary Szakmary a Vice President of the Corporation. Mr. Szakmary is the Company’s Chief Human Resources Officer.

Mr. Scannell began his career with Moog 21 years ago in Europe. He was an Engineering Manager at Moog Ireland and then Operations Manager in Moog’s German company. He returned to Ireland as General Manager in 1999 and in 2003 he joined Moog’s Aircraft Group in the U.S. In November 2007, Mr. Scannell was named Chief Financial Officer, and in December 2010 he became President and Chief Operating Officer. He holds BS and MS degrees in electrical engineering from the University College at Cork, Ireland, and an MBA from the Harvard Business School.

Mr. Szakmary joined Moog in 1981. During his 30 year career at Moog he has held various management positions in Human Resources, including six years as Human Resources Director of Moog’s International Group. Mr. Szakmary was appointed a Group Vice President in 2006, and in 2009 he became Chief Human Resources Officer.  In that position he is responsible for all of Moog’s Human Resources initiatives, policies and programs.  Mr. Szakmary began his career on the faculty of Case Western Reserve University. He later became a Management Psychologist at Personnel Research and Development Corporation. Mr. Szakmary holds a BA from Columbia University and an MA and PhD in psychology from Princeton University.

“John Scannell’s election continues an orderly transition in the leadership of our Company,” said Robert T. Brady, Executive Chairman. “The Board looks forward to the continued success of our Company with John as our Chief Executive. We welcome the addition of Gary Szakmary to our strong staff of Corporate Officers.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the Company can be found at www.moog.com.